Exhibit 99.1

Viveon Health Acquisition Corp. Receives NYSE Notice Regarding Delayed Form 10-K Filing

New York, April 25, 2023 — Viveon Health Acquisition Corp. (Viveon Health Acquisition Corp. (NYSE American: VHAQ, VHAQW, VHAQR, VHAQU) (the “Company”) announced today, that on April 18, 2023, the Company received a notice letter (the “Notice”) from the NYSE Regulation Department (the “Staff”) of the New York Stock Exchange American (“NYSE”) notifying the Company that, based upon the Company’s failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”), it was not in compliance with the NYSE American’s continued listing requirements.

Pursuant to the Notice, the Company has six (6) months, to file its Annual Report in order to reinstate its compliance with the applicable NYSE American listing standards. If the Company fails to file the Annual Report by the six-month deadline, NYSE American may, in its sole discretion, grant an extension of up to six (6) additional months for the Company to regain compliance, depending on the Company’s specific circumstances. If the Company fails to file its Annual Report by the applicable extension deadline, the Company’s listed securities will be suspended from trading on and delisted from NYSE.

As previously reported by the Company in its Form 12b-25 filed with the SEC on March 31, 2023, the Company requires additional time to finalize its financial statements.

The Company is working diligently to complete the Annual Report and expects to file such report as soon as practicable.

About Viveon Health Acquisition Corp.

Viveon Health Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. It is the Company’s intention to pursue prospective targets that are focused on the regenerative medicine, spine and orthopedic industry in the United States and other developed countries.

Forward Looking Statements

Statements contained in this Press Release that are not historical facts may be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to, among other things, the Company’s expectations relating to the filing of the Form 10-K and the financial information to be included therein. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties. The Company does not undertake any obligation to update forward-looking statements as a result of new information, future events or developments or otherwise, except as required by applicable law or regulation.

Contact:

Rom Papadopoulos

CFO, Viveon Health Acquisition Corp.

404-861-5393

info@viveonhealth.com